Exhibit 99.1

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Darren Daugherty Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

LOEWS CORPORATION REPORTS
NET INCOME FOR THE THIRD QUARTER OF 2006

NEW YORK, October 31, 2006—Loews Corporation (NYSE:LTR;CG) today reported consolidated net income (including both the Loews Group and Carolina Group) for the 2006 third quarter of $635.1 million, compared to $302.2 million in the 2005 third quarter. Consolidated net income for the nine months ended September 30, 2006 was $1,744.8 million, compared to $1,084.1 million in the prior year.

Net income and earnings per share information attributable to Loews common stock and Carolina Group stock is summarized in the table below:

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2006	2005	2006	2005
		(Restated)		(Restated)
Net income attributable to Loews common stock:
Income before net investment gains (losses)	$480.8	$198.5	$1,495.1	$865.1
Net investment gains (losses)	30.7	34.0	(27.9)	38.7
Income from continuing operations	511.5	232.5	1,467.2	903.8
Discontinued operations, net	5.7	2.2	(1.7)	10.6
Net income attributable to Loews common stock	517.2	234.7	1,465.5	914.4
Net income attributable to Carolina Group stock (a)	117.9	67.5	279.3	169.7
Consolidated net income	$635.1	$302.2	$1,744.8	$1,084.1

Net income per share:
Loews common stock:
Income from continuing operations	$0.93	$0.42	$2.64	$1.62
Discontinued operations, net	0.01			0.02
Net income	$0.94	$0.42	$2.64	$1.64
Carolina Group stock	$1.17	$0.99	$3.16	$2.49
Book value per share of Loews common stock at:
September 30, 2006	$29.10
December 31, 2005	$23.64

(a) Reflects Loews Corporation’s sales of 15 million shares of Carolina Group stock in each of August and May of 2006 and 10 million shares in November of 2005. Net income per share of Carolina Group stock was not impacted by these sales.

Three Months Ended September 30, 2006 Compared With 2005

Net income attributable to Loews common stock for the third quarter of 2006 amounted to $517.2 million, or $0.94 per share, compared to $234.7 million, or $0.42 per share in the comparable period of the prior year. The increase in net income was primarily due to improved results at the Company’s 89% owned subsidiary, CNA Financial Corporation and the Company’s 54% owned subsidiary, Diamond Offshore Drilling, Inc. Results in 2005 for CNA included catastrophe losses of $268.3 million (after tax and minority interest) including the impact from Hurricanes Katrina, Rita, Dennis and Ophelia, as compared to catastrophe losses of $12.9 million (after tax and minority interest) in 2006. Results for Diamond Offshore in 2006 primarily reflect increased day rates across all rig categories.

Net income attributable to Loews common stock includes net investment gains of $30.7 million (after tax and minority interest) compared to $34.0 million (after tax and minority interest) in the comparable period of the prior year.

Net income attributable to Carolina Group stock for the third quarter of 2006 was $117.9 million or $1.17 per Carolina Group share, compared to $67.5 million, or $0.99 per Carolina Group share in the third quarter of 2005. The increase in net income attributable to Carolina Group stock for the third quarter of 2006 is primarily due to higher unit sales and reflects an increase in the amount of Carolina Group shares outstanding. The Company is issuing a separate press release reporting the results of the Carolina Group for the third quarter of 2006.

Consolidated revenues in the third quarter of 2006 amounted to $4.5 billion, compared to $4.1 billion in the comparable 2005 quarter comparable 2005 quarter.

Nine Months Ended September 30, 2006 Compared With 2005

Net income attributable to Loews common stock amounted to $1,465.5 million, or $2.64 per share, in the first nine months of 2006 compared to $914.4 million, or $1.64 per share, in the comparable period of the prior year. Net income attributable to Loews common stock includes net investment losses of $27.9 million (after tax and minority interest) compared to net investment gains of $38.7 million (after tax and minority interest) in the comparable period of the prior year. The results for the nine months ended September 30, 2005 included a benefit of $109.2 million related to a federal income tax settlement due primarily to net refund interest and the release of federal income tax reserves at CNA. The increase in net income was primarily due to improved results at CNA and Diamond Offshore.

Net income attributable to Carolina Group stock for the first nine months of 2006 was $279.3 million or $3.16 per Carolina Group share, compared to $169.7 million, or $2.49 per Carolina Group share in the comparable period of the prior year. The increase in net income attributable to Carolina Group stock is primarily due to higher effective unit prices reflecting lower sales promotion expenses (accounted for as a reduction to net sales) and reflects an increase in the amount of Carolina Group shares outstanding.

Consolidated revenues in the first nine months of 2006 amounted to $13.0 billion, compared to $11.9 billion in the comparable period of the prior year.

# # #

At September 30, 2006, there were 550,506,326 shares of Loews common stock outstanding and 108,309,871 shares of Carolina Group stock outstanding. During the three months ended September 30, 2006, the Company purchased 278,500 shares of Loews common stock at an aggregate cost of $10.4 million. Depending on market conditions, the Company from time to time purchases shares of its, and its subsidiaries’, outstanding common stock in the open market or otherwise.

The Company has two classes of common stock, Carolina Group stock, a tracking stock intended to reflect the economic performance of a group of the Company’s assets and liabilities, called the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. and Loews common stock, representing the economic performance of the Company’s remaining assets, including the interest in the Carolina Group not represented by Carolina Group stock. At September 30, 2006, the outstanding Carolina Group stock represents a 62.3% economic interest in the economic performance of the Carolina Group.

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EST, Tuesday, October 31, 2006. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for 10:00 a.m. EST, Tuesday, October 31, 2006. A live broadcast of the call will be available online at the CNA website (http://investors.cna.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 500-0177. An online replay will be available at CNA’s website following the call.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company and CNA. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

	September 30,
	Three Months		Nine Months
	2006	2005 (f)	2006	2005 (f)
		(Restated)		(Restated)

	(Amounts in millions, except per share data)

Revenues:
Insurance premiums and net investment income (a)	$2,675.4	$2,541.5	$7,689.7	$7,222.5
Manufactured products (b)	1,035.5	968.3	2,954.6	2,771.2
Other (c)	796.3	628.1	2,384.7	1,916.1
Total	4,507.2	4,137.9	13,029.0	11,909.8

Expenses:
Insurance claims & policyholders’ benefits	1,521.9	1,871.4	4,446.1	4,886.4
Cost of manufactured products sold (b) (d)	598.0	562.6	1,706.0	1,662.4
Other	1,271.9	1,252.7	3,754.1	3,719.2
Total	3,391.8	3,686.7	9,906.2	10,268.0

	1,115.4	451.2	3,122.8	1,641.8

Income tax expense	363.6	104.6	1,035.0	446.6
Minority interest	122.4	46.6	341.3	121.7
Total	486.0	151.2	1,376.3	568.3

Income from continuing operations	629.4	300.0	1,746.5	1,073.5
Discontinued operations, net	5.7	2.2	(1.7)	10.6

Net income	$635.1	$302.2	$1,744.8	$1,084.1

Net income attributable to:
Loews common stock:
Income from continuing operations	$511.5	$232.5	$1,467.2	$903.8
Discontinued operations, net	5.7	2.2	(1.7)	10.6
Loews common stock	517.2	234.7	1,465.5	914.4
Carolina Group stock (e)	117.9	67.5	279.3	169.7
	$635.1	$302.2	$1,744.8	$1,084.1

Income per share of Loews common stock:
Income from continuing operations	$0.93	$0.42	$2.64	$1.62
Discontinued operations, net	0.01			$0.02
Diluted net income	$0.94	$0.42	$2.64	$1.64

Diluted net income per share of Carolina Group stock	$1.17	$0.99	$3.16	$2.49

Weighted diluted number of shares:
Loews common stock	551.44	558.10	555.26	557.79
Carolina Group stock	100.59	68.23	88.43	68.14

(a)	Includes investment gains (losses) of $37.5, $60.0, $(53.8) and $69.7 for the respective periods.
(b)	Includes excise taxes of $185.8, $176.2, $526.4 and $511.4 paid on sales of manufactured products for the respective periods.
(c)	Includes net refund interest of $129.7 from a federal income tax settlement in the first nine months of 2005.
(d)	Includes charges of $242.8, $223.9, $696.3 and $658.2 ($149.3, $140.8, $426.4 and $402.0 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(e)	Represents 58.12%, 39.26%, 51.70% and 39.23% of the economic interest in the Carolina Group for the respective periods.
(f)	Restated to correct the accounting for the periodic results of CNA’s discontinued operations.

Loews Corporation and Subsidiaries
Additional Financial Information

	September 30,
	Three Months		Nine Months
	2006	2005 (g)	2006	2005 (g)
		(Restated)		(Restated)

	(In millions)

Revenues:
CNA Financial	$2,598.4	$2,452.9	$7,600.7	$7,380.2
Lorillard (a)	1,013.4	947.3	2,889.8	2,701.3
Boardwalk Pipeline	134.9	122.3	442.4	393.0
Diamond Offshore	527.6	352.1	1,505.6	915.0
Loews Hotels	84.9	81.5	280.2	267.4
Investment income-net and other (b)
Income (loss) from trading portfolio	23.8	67.9	117.7	9.7
Other	86.7	53.9	246.4	173.5
	4,469.7	4,077.9	13,082.8	11,840.1

Investment gains (losses):
CNA Financial	26.6	67.1	(62.3)	76.3
Corporate and other	10.9	(7.1)	8.5	(6.6)
	37.5	60.0	(53.8)	69.7
Total	$4,507.2	$4,137.9	$13,029.0	$11,909.8

Income Before Taxes:
CNA Financial	$431.3	$(101.0)	$1,228.9	$474.2
Lorillard (c)	164.2	200.0	510.0	535.2
Boardwalk Pipeline	31.1	7.6	132.5	93.2
Diamond Offshore	221.3	118.0	667.2	215.1
Loews Hotels	6.4	5.5	39.9	45.1
Investment income-net and other (b)
Income (loss) from trading portfolio	23.8	67.9	117.7	9.7
Other (d)	7.9	(14.8)	23.9	(79.1)
	886.0	283.2	2,720.1	1,293.4

Investment gains (losses):
CNA Financial	26.6	67.1	(62.3)	76.3
Corporate and other	10.8	(7.0)	8.7	(5.8)
	37.4	60.1	(53.6)	70.5

Loews common stock	923.4	343.3	2,666.5	1,363.9
Carolina Group stock (e)	192.0	107.9	456.3	277.9
Total	$1,115.4	$451.2	$3,122.8	$1,641.8

Net Income:
CNA Financial (f)	$257.0	$(31.2)	$755.5	$400.1
Lorillard (c)	100.9	125.3	312.4	326.9
Boardwalk Pipeline	15.9	4.5	68.1	56.1
Diamond Offshore	81.8	40.6	241.7	74.7
Loews Hotels	5.1	3.7	25.6	32.7
Investment income-net and other (b)
Income (loss) from trading portfolio	15.5	44.1	76.5	6.3
Other (d)	4.6	11.5	15.3	(31.7)
	480.8	198.5	1,495.1	865.1

Investment gains (losses):
CNA Financial	23.8	38.6	(33.6)	42.1
Corporate and other	6.9	(4.6)	5.7	(3.4)
	30.7	34.0	(27.9)	38.7

Income from continuing operations	511.5	232.5	1,467.2	903.8
Discontinued operations, net	5.7	2.2	(1.7)	10.6
Loews common stock	517.2	234.7	1,465.5	914.4
Carolina Group stock (e)	117.9	67.5	279.3	169.7
Total	$635.1	$302.2	$1,744.8	$1,084.1

(a)	Includes excise taxes of $185.8, $176.2, $526.4 and $511.4 paid on sales of manufactured products for the respective periods.
(b)	Consists primarily of corporate investment income, interest expenses, the operations of Bulova Corporation and other unallocated expenses.
(c)
The Loews Group’s intergroup interest in the earnings of the Carolina Group declined from 60.73% in 2005 to 37.67% in 2006 due primarily to the sales of Carolina Group stock by Loews in November of 2005 and May and August of 2006.

(d)	Includes additional interest expense of $35.5 ($23.1 after taxes) related to charges from the early redemption of the Company’s long-term debt for the nine months ended September 30, 2005.
(e)	Represents 58.12%, 39.26%, 51.70% and 39.23% of the economic interest in the Carolina Group for the respective periods.
(f)	Includes a benefit of $104.4, for the nine months ended September 30, 2005, relating primarily to net refund interest and the release of federal income tax reserves.
(g)	Restated to correct the accounting for the periodic results of CNA’s discontinued operations.